Exhibit 10(b)

TENET SPECIAL RSU DEFERRAL PLAN
Amended and Restated Effective August 10, 2022

TABLE OF CONTENTS
TENET SPECIAL RSU DEFERRAL PLAN

(i)

TENET SPECIAL RSU DEFERRAL PLAN
ARTICLE I
PREAMBLE AND PURPOSE
1.1Preamble. The Company maintains this Tenet Special RSU Deferral Plan to permit participants in the Tenet Healthcare 2008 Stock Incentive Plan (the “2008 SIP”), the Tenet Healthcare 2019 Stock Incentive Plan (the “2019 SIP”) and any future equity compensation plan sponsored and maintained by the Company (together with the 2008 SIP and the 2019 SIP, collectively, the “SIPs”) to elect to defer the settlement of RSUs awarded to them under a SIP. This Plan is intended to be a sub-plan under each SIP and any shares of Stock issued pursuant to this Plan will consist of shares of Stock issued under the applicable SIP from which the deferred RSU was originally granted. The ability to defer the settlement of RSUs under the Plan will only be permitted to the extent that deferral of such RSUs is permitted in the underlying award agreement. Such deferral election will constitute a subsequent deferral election within the meaning of section 409A of the Code and will be construed and administered in accordance with such provisions.
The Company may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefits under this Plan.
1.2Purpose. Through this Plan, the Company intends to permit the deferral of RSUs by members of its Board of Directors and certain other select management or highly compensated employees. Accordingly, it is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of the Act, the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of Part 4 of Title I of the Act by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.
(a)“Account” means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.3.
(b)“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(c)“Board” means the Board of Directors of the Company.
(d)“Change in Control” has the meaning set forth in the SIP under which the applicable RSU was granted.
(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(f)“Company” means Tenet Healthcare Corporation.
(g)“Director” means a member of the Board who is not an Employee.
(h)“Election Form” means the forms provided by the RPAC or the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes a Subsequent RSU Deferral Election. Such Participant consent and elections may be done either in writing or on-line through an electronic signature.
(i)“Eligible Person” means each Employee or Director who is a participant in a SIP and who has been granted RSUs pursuant to a grant agreement that provides for a Subsequent RSU Deferral Election.
(j)“Employee” means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Company or a Subsidiary, in the legal relationship of employer and employee.
(k)“Human Resources Committee” means the Human Resources Committee of the Board, which has the authority to amend and terminate the Plan as provided in Article IX.

(l)“Participant” means each Eligible Person who has made a Subsequent RSU Deferral Election.
(m)“Plan” means the Tenet Special RSU Deferral Plan as set forth herein and as the same may be amended from time to time.
(n)“Plan Administrator” means the individual or entity appointed by the RPAC to handle the day-to-day administration of the Plan, including but not limited to determining a Participant’s eligibility to defer RSUs under the Plan, the number of such RSUs and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the RPAC does not appoint an individual or entity as Plan Administrator, the RPAC will serve as the Plan Administrator.
(o)“Plan Year” means the fiscal year of this Plan, which will commence on January 1 each year and end on December 31 of such year. The first Plan Year was a short Plan Year commencing March 12, 2009 and ending December 31, 2009.
(p)“RPAC” means the Retirement Plans Administration Committee of the Company established by the Human Resources Committee of the Board, and whose members have been appointed by such Human Resources Committee. The RPAC will have the responsibility to administer the Plan and make final determinations regarding claims for benefits, as described in Article VII. In addition, the RPAC has limited amendment authority over the Plan as provided in Section 9.2.
(q)“RSU” means a restricted stock unit awarded under a SIP, the provisions of which permit deferral under this Plan.
(r)“Stock” means the common stock, par value $0.05 per share, of the Company.
(s)“Subsequent Deferral Date” means the date that is five (5) years from the date that settlement of the RSUs would occur but for the Eligible Person’s making a Subsequent RSU Deferral Election pursuant to Section 4.1.
(t)“Subsequent RSU Deferral Election” means an election to defer settlement of RSUs made pursuant to Section 4.1.
(u)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(v)“Trustee” means the individual or entity appointed to serve as trustee of any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 6.1.
(w)“SIP”, “2008 SIP” and “2019 SIP” have the meanings set forth in the Preamble to this Plan.
2.2Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law. The term “delivered to the RPAC or Plan Administrator,” as used in this Plan, will include delivery to a person or persons designated by the RPAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

End of Article II

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS
3.1Eligibility and Participation.
(a)Determination of Eligibility. It is intended that eligibility to participate in this Plan will be limited to Eligible Persons, as determined by the RPAC, in its sole and absolute discretion. An Eligible Person will become a Participant by completing an Election Form and making a Subsequent RSU Deferral Election pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year will not entitle an Eligible Person to continue as an active Participant for any subsequent Plan Year.
(b)Loss of Eligibility Status. A Participant under this Plan who separates from employment with the Company or its Subsidiaries, or who ceases to be a Director, or who transfers to an ineligible employment position will continue as an inactive Participant under this Plan until all RSUs deferred under the Plan have been settled.
3.2Forfeitability of Benefits. Except as provided in Section 5.1, a Participant will at all times have a nonforfeitable right to RSUs deferred under this Plan and credited to his Account. As provided in Section 6.2, however, each Participant will be only a general creditor of the Company with respect to the settlement of any RSUs deferred under this Plan.

End of Article III

ARTICLE IV
DEFERRAL, SETTLEMENT, AND ACCOUNTING
4.1Subsequent RSU Deferral. To the extent provided in the underlying RSU grant agreement, an Eligible Person may elect to defer the settlement of his RSUs to the Subsequent RSU Deferral Date (i.e., five (5) years from the date such settlement would otherwise occur) by making a deferral election pursuant to this Section 4.1 at least twelve (12) months before settlement of the RSU would otherwise occur; provided, that no such election will take effect until twelve (12) months after the date on which the election is made. A Subsequent RSU Deferral election made pursuant to this Section 4.1 will apply to the entire RSU grant (i.e., a Participant may not elect to defer only a portion of the RSU grant and may not make a separate election with respect to each portion of the RSU award based on the award’s vesting schedule). Such Subsequent RSU Deferral will be credited to the Participant’s Account and accounted for pursuant to the terms of this Plan. RSUs deferred pursuant to this Section 4.1 will continue to be subject to the underlying grant agreement to the extent the terms of such agreement do not conflict with the terms of the Plan and the Participant’s Subsequent RSU Deferral election (e.g., the subsequent deferral and settlement provisions of this Plan, rather than the grant agreement, will govern the settlement of the RSUs). For the avoidance of doubt, if the underlying RSU grant agreement provides for the settlement of the RSUs upon a Change in Control, then such provision will have no force or effect with respect to a RSUs deferred pursuant to this Section 4.1 and such RSUs will be settled on the Subsequent RSU Deferral Date.
4.2Settlement of RSUs. Settlement of the RSUs deferred pursuant to this Section 4.1 will be made in cash or Stock, as specified in the RSU grant agreement as soon as practicable following the Subsequent RSU Deferral Date, but no later than sixty (60) days following the Subsequent RSU Deferral Date; provided, however, that in the event of a liquidation or dissolution of the Company that is approved by a majority of the Company’s stockholders, the RSUs will be terminated and forfeited if so provided in the underlying grant agreement. Except as determined otherwise by the Human Resources Committee pursuant to Section 5.1, if the Participant dies prior to the Subsequent Deferral Date, settlement of the RSUs will be made to his estate.
All amounts settled under this Plan will be taxable as ordinary income at the time of settlement and subject to appropriate withholding of income taxes. In the case of RSUs that are settled in Stock, the appropriate number of shares of Stock may be withheld to satisfy such withholding obligations pursuant to administrative procedures adopted by the Plan Administrator.
4.3Accounting for RSU Deferrals. If a Participant has made a Subsequent RSU Deferral Election pursuant to Section 4.1, the Company shall establish and maintain an Account for the Participant under this Plan. Each Account will be adjusted at least quarterly to reflect the Subsequent RSU Deferrals credited thereto and any settlement of such RSUs. Subsequent RSU Deferrals will be credited to the Participant’s Account within five (5) business days of the date on which the Subsequent RSU Deferral Election is made. In the sole and absolute discretion of the Plan Administrator, more than one Account may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such Account will be credited and adjusted as provided in this Plan.
4.4Accounts Held in Trust. RSUs deferred under this Plan and credited to Participants’ Accounts may be secured by cash or property contributed to one or more trusts, as provided in Section 6.1, but will be subject to the claims of the general creditors of the Company. Although the principal of such trust and any earnings or losses thereon will be separate and apart from other funds of the Company and will be used for the purposes set forth therein, neither the Participants (nor anyone claiming through such Participants) will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participant in settlement of RSUs deferred under this Plan and all rights created under this Plan will be unsecured contractual rights of Plan Participants (and anyone claiming through such Participants) against the Company.

End of Article IV

ARTICLE V
SETTLEMENT LIMITATIONS
5.1Transferability of RSUs. Except as provided below, no RSU deferred under this Plan may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution To the extent and under such terms and conditions as determined by the Human Resources Committee, a Participant may assign or transfer an RSU deferred under this Plan (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Plan and the underlying grant agreement relating to the transferred RSU and will be required to execute an agreement satisfactory to the Company evidencing such obligations. The Company will cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

5.2Legal Disability. If a person entitled to settlement of RSUs under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such settlement to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Company or payor of the RSUs to make any such settlement in any one or more of the following ways:
(a)Directly to such person;
(b)To his legal guardian or conservator; or
(c)To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.
The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

End of Article V

ARTICLE VI
FUNDING
6.1Funding. RSUs deferred under this Plan will constitute an unfunded general obligation of the Company, but the Company may create reserves, funds and/or provide for amounts to be held in trust to fund such RSUs on its behalf. Settlement of RSUs deferred under this Plan may be made by the Company, any trust established by the Company or through a service provider, such as the Company’s transfer agent, to the Company or such trust.
6.2Creditor Status. Participants and anyone claiming through such Participant will be general unsecured creditors of the Company with respect to the settlement of RSUs under this Plan.

End of Article VI

ARTICLE VII
ADMINISTRATION
7.1The RPAC. The overall administration of the Plan will be the responsibility of the RPAC.
7.2Powers of RPAC. The RPAC will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the RPAC will have the following powers and duties:
(a)To appoint the Plan Administrator;
(b)To review and render decisions respecting a denial of a claim for benefits under the Plan;
(c)To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and
(d)To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and the trust established to secure the assets of the Plan (i) when differences of opinion arise between the Company, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.
The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.
7.3Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.
7.4Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:
(a)To direct the administration of the Plan in accordance with the provisions herein set forth;
(b)To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)To determine all questions with regard to rights of Employees, Directors and Participants under the Plan including, but not limited to, questions involving eligibility of an Eligible Person to defer RSUs under the Plan and the amount of RSUs so deferred;
(d)To enforce the terms of the Plan and any rules and regulations adopted by the RPAC;
(e)To review and render decisions respecting a claim for a benefit under the Plan;
(f)To furnish the Company with information that the Company may require for tax or other purposes;
(g)To engage the service of counsel (who may, if appropriate, be counsel for the Company), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;
(h)To prescribe procedures to be followed by Participants in deferring RSUs under the Plan and obtaining settlement of such deferred amounts;
(i)To receive from the Company and from Participants such information as is necessary for the proper administration of the Plan;
(j)To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.3;
(k)To create and maintain such records and forms as are required for the efficient administration of the Plan;
(l)To give the Trustee of the trust established to serve as a source of funds under the Plan specific directions in writing with respect to:
(i)the settlement of RSUs, the names of the Participants (or person claiming through such Participant), the number of RSUs to be settled and the time when settlement will occur; and
(ii)making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;
(m)To comply with all applicable lawful reporting and disclosure requirements of the Act;
(n)To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for RSU settlements; and

(o)To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.
7.5Indemnification of RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Company agrees to hold harmless and indemnify the RPAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the RPAC’s, or any such person’s commission of fraud or willful misconduct.
7.6Claims for Benefits.
(a)Initial Claim. In the event that an Employee, Director, Eligible Person, or Participant (or a person claiming through such Participant) claims to be eligible to participate in this Plan or to receive the settlement of RSUs deferred under this Plan, or claims any rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant (or a person claiming through such Participant) who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.
A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.
(b)Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the RPAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.
(c)Decision on Review. After receipt by the RPAC of a written application for review of his claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on review of the claim will be made by the RPAC at its next meeting following receipt of the written request for review. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the written request for review, then the RPAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.
The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

(d)Arbitration. In the event the claims review procedure described in Section 7.6 of the Plan does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC’s denial or deemed denial of his request for review and before bringing suit in court.
The arbitrator will be mutually selected by the Participant and the RPAC from a list of arbitrators provided by the American Arbitration Association (“AAA”). If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the RPAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The costs of arbitration will be paid by the Company; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the Arbitrator may require the Company to reimburse the claimant for all or a portion of such amounts.
The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.
7.7Receipt and Release of Necessary Information. In implementing the terms of this Plan, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any Participant claiming the right to the settlement of RSUs under this Plan will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and the number of RSUs subject to settlement, as a condition of claiming and receiving such settlement.
7.8Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the correction of any error in settling RSUs. If a Participant’s RSU settlement is less than it should have been (i.e., an under settlement), the Plan Administrator will direct that settlement be made as soon as practicable to make up for the under settlement. If a Participant’s RSU settlement is more than it should have been (i.e., an over settlement), for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further RSU settlements under the Plan until the over settlement has been collected; provided, that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, or (b) may require repayment of RSUs settled under this Plan without regard to further benefits to which the Participant may be entitled.

End of Article VII

ARTICLE VIII
OTHER BENEFIT PLANS OF THE COMPANY
8.1Other Plans. Nothing contained in this Plan will prevent a Participant prior to his death, or a Participant’s spouse or other beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Company, or which would otherwise be payable or distributable to him, his surviving spouse or beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Subsidiaries from establishing any other or different plans providing for current or deferred compensation for employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to “qualify” under section 401 of the Code, subsequent RSU Deferrals made under this Plan will not constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

End of Article VIII

ARTICLE IX
AMENDMENT AND TERMINATION OF THE PLAN
9.1Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to settle RSUs deferred under this Plan as described herein.
9.2Amendment of Plan. The Company, through an action of the Human Resources Committee, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time. In addition, the RPAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Human Resources Committee in order to determine whether such change would constitute a material amendment to the Plan.
9.3Termination of Plan. The Company, through an action of the Human Resources Committee, may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his Accounts under this Plan up to the date of suspension or termination, except as required by applicable law.
The Human Resources Committee may decide to liquidate the Plan upon termination under the following circumstances:
(a)Corporate Dissolution or Bankruptcy. The Human Resources Committee may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the RSUs deferred under the Plan are included in Participants’ gross income in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):
(i)The calendar year in which the Plan termination and liquidation occurs.
(ii)The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.
(iii)The first calendar year in which the payment is administratively practicable.
(b)Change in Control Event. The Human Resources Committee may terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5) provided that all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the change in control event so that under the terms of the Plan and all such arrangements the Participant is required to receive all amounts deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case of a change in control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 9.3(b) may be made with respect to the company that is primarily liable immediately after the change of control event for the payment of benefits under the Plan.
(c)Termination of Plan. The Human Resources Committee may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company, (ii) all plans all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no settlements in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than settlements that would be made in the ordinary course operation of the Plan, (iv) all settlements are made within twenty-four (24) months of the date the Plan is terminated and (v) the Company does not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.

End of Article IX

ARTICLE X
MISCELLANEOUS
10.1No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Company or a Subsidiary and an Employee, or as a right of any Employee to continue in the employment of the Company or a Subsidiary, or as a limitation of the right of the Company or a Subsidiary to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.
10.2Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article X

IN WITNESS WHEREOF, this Tenet Special RSU Deferral Plan, as amended and restated effective as of the date first set forth above, has been executed on this 10th day of August, 2022.

TENET HEALTHCARE CORPORATION

By:	/s/ Thomas Arnst
Name: Thomas Arnst
Title: Chair, Retirement Plans
Administration Committee

20